EXHIBIT 2


                 AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This Amendment No. 1 dated as of October 16, 1998 (this "Amendment") is between E.W. BLANCH HOLDINGS, INC., a Delaware corporation (the "Company"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of January 24, 1997 (the "Rights Agreement");

         WHEREAS, the Rights Agreement may be amended subject to the procedures set forth in Section 27 thereof; and

         WHEREAS, a majority of the Continuing Directors (as defined in the Rights Agreement) has approved the amendment of the Rights Agreement set forth herein and the Company has provided the Rights Agent with a certificate evidencing such approval.

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Amendment of Section 1. Section 1 of the Rights Agreement is amended to delete the definition of "Continuing Director" in its entirety.

         2. Amendment of Section 11(o). Section 11(o) of the Rights Agreement is amended to read in its entirety as follows:

                  (o) The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23, 24 or 27, take (or permit any Subsidiary of the Company to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights unless such action is approved by a majority of the Board of Directors of the Company.

         3. Amendment of Section 23. Section 23 of the Rights Agreement is amended to read in its entirety as follows:

                  Section 23. Redemption.

                  (a) At least a majority of the Board of Directors of the Company may, at their option, at any time prior to the earlier of (i) the Shares Acquisition Date or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors of the Company may be made effective at such time and on such basis and with such conditions as the Board of Directors of the Company in their sole discretion may establish. The Company may, at its option, pay the Redemption Price in cash, Common Shares (based on the "current market price", as defined in Section 11(d)(i), of the Common Shares at the time of the redemption) or any other form of consideration deemed appropriate by a majority of the Board of Directors of the Company; provided, however, that if the Company elects to pay the Redemption Price in Common Shares, the Company shall not be required to issue any fractional Common Shares, and the number of shares issuable to each holder of Rights shall be rounded down to the next whole number.

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                  (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph
         (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within ten days after such action of the Board of Directors ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

         4. Amendment of Sections 24(a) and 24(b). Sections 24(a) and 24(b) of the Rights Agreement are amended to read in their entirety as follows:

                  Section 24. Exchange.

                  (a) At least a majority of the Board of Directors of the Company may, at their option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e)), for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement, (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than an Exempt Person) together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

                  (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph
         (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of outstanding and exercisable Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii)) held by each holder of Rights.

         5. Amendment of Section 27. Section 27 of the Rights Agreement is amended to read in its entirety as follows:

                  Section 27. Supplements and Amendments. Prior to the Distribution Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provisions of this Agreement without the approval of any holders of

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certificates representing Common Shares. From and after the Distribution Date and subject to the penultimate sentence of this Section 27, the Company and the rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order
(i) to cure any ambiguity, (ii) to correct or supplement or amend any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder or
(iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person and its Affiliates and Associates). Upon delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment has been approved by a majority of the Board of Directors of the Company and is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

         6. Amendment of Paragraph 14 of Exhibit C. Paragraph 14 of Exhibit C to the Rights Agreement is amended to read in its entirety as follows:

                  At any time after a Person becomes an Acquiring Person (subject to certain exceptions), and prior to the acquisition by a Person of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange all or part of the Rights for Common Shares at an exchange ratio of one Common Share per Right, subject to adjustment.

         7. Amendment of Paragraph 15 of Exhibit C. Paragraph 15 of Exhibit C to the Rights Agreement is amended to read in its entirety as follows:

                  At any time before a Person has become an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), subject to adjustment. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as such Board of Directors of the Company may, in their sole discretion, establish.

         8. Deletion of Paragraph 16 of Exhibit C. Paragraph 16 of Exhibit C to the Rights Agreement is deleted in its entirety.

         9. Effectiveness. This Amendment shall be deemed effective as of October 16, 1998 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         10. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the state of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                     E.W. BLANCH HOLDINGS, INC.


                                     By   /s/ Ian David Packer
                                        --------------------------------
                                        Ian David Packer
                                        Its Executive Vice President and
                                        Chief Financial Officer




                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION


                                     By   /s/ Kenneth P. Swanson
                                        --------------------------------
                                        Kenneth P. Swanson
                                        Its Assistant Vice President